UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2007
SILICON IMAGE, INC.

(Exact name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-26887	77-0396307

(Commission File Number)	(IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085

(Address of Principal Executive Offices)	(Zip Code)
(408) 616-4000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On February 5, 2007, Silicon Image, Inc. (the “Registrant”) entered into a Video Processor Design License Agreement (the “License Agreement”) with Sunplus Technology Co., Ltd., a Taiwanese corporation (“Sunplus”). Under the terms of the License Agreement, the Registrant will receive a license to use and further develop advanced video processor technology. The License Agreement provides for the payment of an aggregate of $40 million to Sunplus by the Registrant, $35 million of which is payable in consideration for the licensed technology and related deliverables and $5 million of which is payable in consideration for Sunplus support and maintenance obligations. The Registrant is required to pay Sunplus $10 million of the consideration for the licensed technology and related deliverables within 14 days of the execution of the License Agreement, and to pay the remaining $25 million upon delivery and completion of certain milestones. The $5 million to be paid for support and maintenance by Sunplus is payable over a two-year period starting upon delivery of the final Sunplus deliverables. The License Agreement also provides for the grant to Sunplus by the Registrant of a license to certain intellectual property of the Registrant, for which Sunplus has agreed to pay the Registrant $5 million upon delivery and acceptance of such intellectual property.
     On February 6, 2007, the Company issued a press release relating to the License Agreement, a copy of which is attached hereto as Exhibit 99.01.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit
Number	Description
99.01	Press Release dated February 6, 2007 regarding License Agreement between Registrant and Sunplus.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2007	SILICON IMAGE, INC.
	By:	/s/ Edward Lopez
Edward Lopez
Chief Legal Officer

Exhibit List

Exhibit
Number	Description
99.01	Press Release dated February 6, 2007 regarding License Agreement between Registrant and Sunplus.